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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                   Commission File Number      0-23060
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                       Seven Hills Financial Corporation
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            (Exact name of registrant as specified in its charter)


1440 Main Street, Cincinnati, Ohio 45210                      (513) 621-9143
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, no par value per share
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           (Title of each class of securities covered by this Form)


                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(1)(i)     X       Rule 12h-3(b)(1)(i)
           Rule 12g-4(a)(1)(ii)            Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)             Rule 12h-3(b)(2)(i)
           Rule 12g-4(a)(2)(ii)            Rule 12h-3(b)(2)(ii)
                                           Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: None
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Seven Hills Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 12, 1996              By: /s/ C. William Clark
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                                         C. William Clark
                                         President and Chief Financial Officer
                                         of Western Ohio Financial Corporation
                                         (successor by merger to Seven Hills
                                             Financial Corporation)